                                                                    EXHIBIT 99.1


                        AMERICA SERVICE GROUP INC. LOGO


FOR IMMEDIATE RELEASE


CONTACT: MICHAEL CATALANO                           BRUCE A. TEAL
         PRESIDENT AND CHIEF EXECUTIVE OFFICER      EXECUTIVE VICE PRESIDENT AND
         (615) 376-1319                             CHIEF FINANCIAL OFFICER
                                                    (615) 376-1361



                         AMERICA SERVICE GROUP ANNOUNCES
                          RECORD SECOND QUARTER RESULTS
              ----------------------------------------------------
                     ROUTINE SEC REVIEW OF EMSA TRANSACTION
              PROMPTS NONCASH RESTATEMENT OF FIRST QUARTER RESULTS

Second Quarter Highlights:
         -        Bridge notes reduced by $7.5 million
         -        Senior bank debt reduced by an additional $7 million
         - SG&A decreased from 5.2% of revenue in the first quarter to 4.1% in the second quarter
         -        Integration of EMSA completed on schedule

NASHVILLE, Tennessee (July 23, 1999) - America Service Group Inc. (NASDAQ:ASGR) announced today that results for the second quarter and six months ended June 30, 1999, reached record levels.

         Healthcare revenue for the second quarter of 1999 was $72.2 million, up 160% from $27.8 million a year ago, reflecting the impact of the Company's acquisition of EMSA Government Services (EMSA) during the first quarter. Net income attributable to common shares, exclusive of transitional costs related to the EMSA acquisition, was $1.2 million, or $0.30 per diluted share, compared with net income of $0.4 million, or $0.10 per diluted share, for the second quarter of 1998, exclusive of the MedPartners' settlement. Including costs related to the EMSA acquisition, net income attributable to common stock for the second quarter of 1999 was $1.1 million, or $0.28 per diluted share.

         Healthcare expenses as a percent of revenue remained stable at 90.4% in the second quarter of 1999 compared with the second quarter of 1998. In addition, selling, general and administrative expenses improved from 8.3% of revenues in the second quarter of 1998 to 4.1% of revenues in the second quarter of 1999.

         Healthcare revenue for the six months ended June 30, 1999, was $130.5 million, up 135% from $55.5 million a year ago, again, reflecting the impact of the Company's acquisition of EMSA. Net income attributable to common shares, exclusive of a noncash, nonrecurring dividend and transitional costs related to the EMSA acquisition, was $2.0 million or $0.49 per diluted share compared with net income, excluding the MedPartners' settlement, of $0.7 million, or $0.19 per diluted share, for the first six months of 1998.



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


ASGR Reports Second Quarter Results
Page 2
July 23, 1999



         Michael Catalano, president and chief executive officer of America Service Group, said, "These strong results reflect the positive momentum which is building at our company. The accretive impact of the EMSA acquisition was clearly evident in the second quarter as the Company accelerated its debt reduction. In addition, we are particularly pleased about our improved operating leverage which has enabled us to reduce SG&A decisively."

         On July 2, 1999, the Company redeemed $7.5 million of the $15 million Bridge Notes issued as part of the $67 million cash purchase price of EMSA. The acquisition was financed by $47 million of Senior Debt with NationsBank, $5 million of redeemable convertible preferred stock purchased by Ferrer Freeman Thompson & Co. ("FFT") and $15 million of Bridge Notes to FFT. The remaining Bridge Notes will be converted to redeemable convertible preferred stock subject to shareholder approval. The redemption of the Bridge Notes, which was accretive to earnings, reduces dilutive common shares by approximately 0.8 million shares and annual dividends by $0.4 million. During the first quarter of 1999, the Company reduced Senior Debt by $10 million. In addition to the redemption of the $7.5 million in Bridge Notes, the Company further reduced Senior Debt by an additional $7 million in June 1999.

         The Company also announced that an SEC review of the recently concluded EMSA acquisition will require the Company to restate its results for the first quarter ended March 31, 1999. An adjustment of $1.9 million, which increases paid-in capital, represents a $3.68 noncash, nonrecurring dividend on the redeemable convertible preferred shares issued as part of the acquisition of EMSA. The dividend equals the price increase in the common stock from the date of the equity commitment until January 26, 1999, when the acquisition closed. The Company's original accounting treatment was based upon the market valuation at the time of commitment, in line with rule clarifications which became effective in May 1999. If the acquisition of EMSA had occurred subsequent to May 19, 1999, restatement of the Company's first quarter financial statements would not be required. This restatement is a historical event and will have no impact on earnings per share in future periods. The restatement of the first quarter resulted in a reduction of fully diluted earnings per share of $0.54.

         America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group contracts with approximately one hundred government agencies to provide a wide range of managed healthcare programs tailored to specific client needs. The Company employs over 4,200 medical, professional and administrative staff nationwide.

         This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.


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



ASGR Reports Second Quarter Results
Page 3
July 23, 1999





                           AMERICA SERVICE GROUP INC.
               SECOND QUARTER AND SIX MONTHS FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

                                                               Three Months Ended
                                                 ---------------------------------------------
                                                 June 30,      % of       June 30,     % of
                                                  1999(1)     Revenue      1998(2)    Revenue
                                                 --------    ---------    ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS:
Healthcare revenue                               $ 72,218        100.0    $  27,831      100.0
Healthcare expenses                                65,261         90.4       25,163       90.4
                                                 --------    ---------    ---------  ---------
Gross margin                                        6,957          9.6        2,668        9.6
Selling, general and administrative expenses        2,944          4.1        2,309        8.3
Depreciation and amortization                       1,031          1.4          518        1.9
MedPartners' settlement                                --           --         (960)      (3.4)
                                                 --------    ---------    ---------  ---------
Income from operations                              2,982          4.1          801        2.9
Interest, net                                      (1,267)        (1.8)         202        0.7
                                                 --------    ---------    ---------  ---------
Income before taxes                                 1,715          2.4        1,003        3.6
Provision for income taxes                            511          0.7            5         --
                                                 --------    ---------    ---------  ---------
Net income                                          1,204          1.7          998        3.6
Preferred stock dividends                              64          0.1           --         --
                                                 --------    ---------    ---------  ---------
Net income attributable to common shares         $  1,140          1.6    $     998        3.6
                                                 ========    =========    =========  =========
Net income per common share:
     Basic                                       $   0.32                 $    0.28
                                                 ========                 =========
     Diluted                                     $   0.28                 $    0.27
                                                 ========                 =========
     Diluted - exclusive of nonrecurring items   $   0.30                 $    0.10
                                                 ========                 =========
Weighted average shares outstanding:
     Basic                                          3,576                     3,556
                                                 ========                 =========
     Diluted                                        4,284                     3,735
                                                 ========                 =========



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
ASGR Reports Second Quarter Results
Page 4
July 23, 1999



                                                               Six Months Ended
                                                 ---------------------------------------------
                                                 June 30,       % of       June 30,     % of
                                                 1999(1,3)     Revenue      1998(2)    Revenue
                                                 ---------    ---------    ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS:
Healthcare revenue                               $ 130,499        100.0    $  55,463      100.0
Healthcare expenses                                117,739         90.2       50,005       90.2
                                                 ---------    ---------    ---------  ---------
Gross margin                                        12,760          9.8        5,458        9.8
Selling, general and administrative expenses         5,964          4.6        5,070        9.1
Depreciation and amortization                        1,698          1.3          812        1.5
MedPartners' settlement                                 --           --       (2,555)      (4.6)
                                                 ---------    ---------    ---------  ---------
Income from operations                               5,098          3.9        2,131        3.8
Interest, net                                       (2,291)        (1.8)         334        0.6
                                                 ---------    ---------    ---------  ---------
Income before taxes                                  2,807          2.2        2,465        4.4
Provision for income taxes                           1,123          0.9            5         --
                                                 ---------    ---------    ---------  ---------
Net income                                           1,684          1.3        2,460        4.4
Preferred stock dividends                            2,053          1.6           --         --
                                                 ---------    ---------    ---------  ---------
Net income attributable to common shares         $    (369)        (0.3)   $   2,460        4.4
                                                 =========    =========    =========  =========
Net income per common share:
     Basic                                       $   (0.10)                $    0.69
                                                 =========                 =========
     Diluted                                     $   (0.10)                $    0.67
                                                 =========                 =========
     Diluted - exclusive of nonrecurring items   $    0.49                 $    0.19
                                                 =========                 =========
Weighted average shares outstanding:
     Basic                                           3,576                     3,542
                                                 =========                 =========
     Diluted                                         3,576                     3,663
                                                 =========                 =========

(1)Included in the income statement for the quarter and six months ended June 1999 are $0.1 and $0.6 million of transitional expenses relating to the EMSA acquisition. The majority of the transitional costs relates to salaries and bonus and will not occur in future periods. Exclusive of these transitional expenses and the noncash, nonrecurring dividend discussed in Note 3 below, net income attributable to common shares would have been $1.2 and $2.0 million for the quarter and six months ended June 1999, or $0.30 and $0.49 per dilutive share. (2)Exclusive of "one-time" gain and costs related to the MedPartners' settlement, 1998 earnings for the three and six months ended June 1998, tax effected at 40%, would have been $0.4 million and $0.7 million, or $0.10 and $0.19 per share, respectively. (3)An adjustment of $1.9 million, which increases additional paid-in capital, is included in the income statement for the six-month period ended June 1999 and represents a $3.68 noncash, nonrecurring dividend on the redeemable preferred shares issued as part of the acquisition of EMSA. The dividend equals the price increase in the Company's stock from the date of the equity commitment until January 26, 1999, when the acquisition was closed. The Company's original accounting treatment was based upon the market valuation at the time of commitment, in line with rule clarifications which became effective in May 1999. Under EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features for Contingently Adjustable Conversion Ratios," market valuation is based upon the commitment date, not the closing date. If the acquisition of EMSA had occurred subsequent to May 19, 1999, restatement of the Company's first quarter financial statements would not have been required.

                                            June 30,      Dec. 31,
                                              1999          1998
                                            --------       -------
CONDENSED BALANCE SHEET:
Cash and short-term investments             $  5,828       $ 7,211
Other current assets                          48,775        17,588
                                            --------       -------
Current assets                                54,603        24,799
Cost in excess of net assets acquired         45,360            --
Property and equipment, net                    3,498         1,886
Other assets                                   2,437         1,690
                                            --------       -------
                                            $105,898       $28,375
                                            ========       =======

Current liabilities(4)                      $ 53,828       $14,284
Other liabilities                              1,876         1,300
Long-term debt                                30,000            --
Retained earnings                              2,193         2,562
Other stockholders' equity(5)                 18,001        10,229
                                            --------       -------
                                            $105,898       $28,375
                                            ========       =======

(4)Includes $14.6 million in bridge loan at June 1999, which will be converted to redeemable convertible preferred stock subject to shareholder approval. On July 2, 1999, $7.5 million of the bridge loan was repaid.

(5)Includes $1.8 million of redeemable common stock for all periods presented and $5.0 million of redeemable convertible preferred stock for June and March 1999.

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

ASGR Reports Second Quarter Results
Page 5
July 23, 1999




                           AMERICA SERVICE GROUP INC.
                   RESTATED FIRST QUARTER FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

                                  Three Months               Three Months
                                     Ended                      Ended
                                    March 31,                 March 31,      % of         March 31,       % of
                                    1999(1)    Adjustment(3)   1999(1)      Revenue        1998(2)       Revenue
                                  ---------    ------------- ----------    ---------      ---------     ---------
                                (AS REPORTED)                (RESTATED)
CONSOLIDATED INCOME
   STATEMENT
Healthcare revenue                $  58,281     $      --    $  58,281         100.0      $  27,632         100.0
Healthcare expenses                  52,478            --       52,478          90.0         24,842          89.9
                                  ---------     ---------    ---------     ---------      ---------     ---------
Gross margin                          5,803            --        5,803          10.0          2,790          10.1
Selling, general and
   administrative expenses            3,020            --        3,020           5.2          2,761          10.0
Depreciation and amortization           667            --          667           1.1            294           1.1
MedPartners' settlement                  --            --           --            --         (1,595)         (5.8)
                                  ---------     ---------    ---------     ---------      ---------     ---------
Income from operations                2,116            --        2,116           3.6          1,330           4.8
Interest, net                        (1,024)           --       (1,024)         (1.8)           132           0.5
                                  ---------     ---------    ---------     ---------      ---------     ---------
Income before taxes                   1,092            --        1,092           1.9          1,462           5.3
Provision for income taxes              612            --          612           1.1             --            --
                                  ---------     ---------    ---------     ---------      ---------     ---------
Net income                              480            --          480           0.8          1,462           5.3
Preferred stock dividends                45         1,944        1,989           3.4             --            --
                                  ---------     ---------    ---------     ---------      ---------     ---------
Net income attributable
   to common shares               $     435     $  (1,944)   $  (1,509)         (2.6)     $   1,462           5.3
                                  =========     =========    =========     =========      =========     =========
Net income per common share:
   Basic                          $    0.12     $   (0.54)   $   (0.42)                   $    0.41
                                  =========     =========    =========                    =========
   Diluted                        $    0.12     $   (0.54)   $   (0.42)                   $    0.41
                                  =========     =========    =========                    =========
   Diluted - exclusive of
     nonrecurring items           $    0.19                  $    0.19                    $    0.09
                                  =========                  =========                    =========
Weighted average shares
   outstanding:

      Basic                           3,575                      3,575                        3,530
                                  =========                  =========                    =========
      Diluted                         4,166          (591)       3,575                        3,591
                                  =========     =========    =========                    =========

(1)Included in March 1999 operations are approximately $0.5 million of transitional expenses relating to the EMSA acquisition. The majority of the $0.5 million relates to salaries and bonus. Exclusive of these transitional expenses and the noncash, nonrecurring dividend, earnings would have been $0.8 million, or $0.19 per dilutive share.

(2)Exclusive of a "one-time" net gain related to the MedPartners' settlement, March 1998 earnings, tax effected at 40%, would have been $0.3 million, or $0.09 per dilutive share.

(3)An adjustment of $1.9 million, which increases additional paid-in capital, is included in the income statement for the quarter ended March 1999 and represents a $3.68 noncash, nonrecurring dividend on the redeemable preferred shares issued as part of the acquisition of EMSA. The dividend equals the price increase in the Company's stock from the date of the equity commitment until January 26, 1999, when the acquisition was closed. The Company's original accounting treatment was based upon the market valuation at the time of commitment, in line with rule clarifications which became effective in May 1999. Under EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features for Contingently Adjustable Conversion Ratios," market valuation is based upon the commitment date, not the closing date. If the acquisition of EMSA had occurred subsequent to May 19, 1999, restatement of the Company's first quarter financial statements would not have been required.


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


ASGR Reports Second Quarter Results
Page 6
July 23, 1999


                                          March 31,                   March 31,    Dec. 31,
                                            1999     Adjustment(1)      1999         1998
                                          --------   -------------    --------     -------
                                       (AS REPORTED)                 (RESTATED)
CONDENSED BALANCE SHEET:
Cash and short-term investments           $  1,477     $      --      $  1,477     $ 7,211
Other current assets                        61,913            --        61,913      17,588
                                          --------     ---------      --------     -------
Current assets                              63,390            --        63,390      24,799
Cost in excess of net assets acquired       45,933            --        45,933          --
Property and equipment, net                  3,264            --         3,264       1,886
Other assets                                 2,168            --         2,168       1,690
                                          --------     ---------      --------     -------
                                          $114,755     $      --      $114,755     $28,375
                                          ========     =========      ========     =======

Current liabilities(4)                    $ 57,362     $      --      $ 57,362     $14,284
Other liabilities                            1,477            --         1,477       1,300
Long-term debt                              37,000            --        37,000          --
Retained earnings                            2,997        (1,944)        1,053       2,562
Other stockholders' equity(5)               15,919         1,944        17,863      10,229
                                          --------     ---------      --------     -------
                                          $114,755     $      --      $114,755     $28,375
                                          ========     =========      ========     =======

(4)Includes $14.4 million in bridge loan at March 1999, which will be converted to redeemable convertible preferred stock subject to shareholder approval. On July 2, 1999, $7.5 million of the bridge loan was repaid.
(5)Includes $1.8 million of redeemable common stock for all periods presented and $5.0 million of redeemable convertible preferred stock for June and March 1999.




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